STOCK AGREEMENT

This Stock Agreement (the “Agreement”), dated as of April 13, 2017, confirms our understanding with respect to the issuance of Common Stock of Liberated Syndication Inc. (the “Company”) to John Busshaus (the “employee”) with respect to the matters set forth herein.

The Board of directors has awarded 1,250,000 shares of the Company’s common stock (the “stock”), subject to certain milestones and forfeiture clauses, to the employee.  In an effort to incentivize the employee, the Board of Directors has set forth the follow milestones and forfeiture clauses for these shares of stock.

1.    $25 Million Market Cap

When the company obtains a $25Million average market cap for any 5 consecutive days, the employee will retain 25% of the stock (312,500 shares).  If not obtained within 12 months of the date of this agreement, 25% of the stock will be forfeited by the employee.

2.    $50 Million Market Cap

When the company obtains a $50Million average market cap for any 5 consecutive days, the employee will retain 25% of the stock (312,500 shares).  If not obtained within 18 months of the date of this agreement, 25% of the stock will be forfeited by the employee.

3.    $75 Million Market Cap

When the company obtains a $75Million average market cap for any 5 consecutive days, the employee will retain 25% of the stock (312,500 shares).  If not obtained within 24 months of the date of this agreement, 25% of the stock will be forfeited by the employee.

4.    Up-list to NASDAQ

The date the Company up-lists to NASDAQ, the employee will retain 25% of the stock (312,500 shares).  If not obtained within 24 months of the date of this agreement, 25% of the stock will be forfeited by the employee.

ACCEPTED AND AGREED TO:

John Busshaus

By: /s/ John Busshaus

Name:

John Busshaus

Liberated Syndication Inc.

By:  /s/ Christopher Spencer

Name:  Christopher Spencer

Title:  CEO